EXHIBIT
Press release dated January 25, 2006
GEOGLOBAL REGISTRATION STATEMENT DECLARED EFFECTIVE BY SEC
Calgary, Alberta, Canada, January 25, 2006 — GeoGlobal Resources Inc. (Amex: GGR) announced today that its registration statement filed with the U.S. Securities and Exchange Commission relating to the public resale of an aggregate of 6,573,744 shares of the Company’s common stock was declared effective by the Commission on January 25, 2006.
This registration statement was filed under the US Securities Act of 1933, as amended, to register for public resale shares of GeoGlobal’s outstanding common stock and common stock issuable on exercise of the warrants and compensation options that GeoGlobal issued in a transaction completed in September 2005.
The registration statement includes 4,252,400 shares that are issued and outstanding, 2,126,200 shares that are issuable on exercise of outstanding common stock purchase warrants and 195,144 shares that are issuable on exercise of outstanding compensation options. The 2,126,200 warrants are exercisable through September 9, 2007 at a price of $9.00 per share and the 195,144 compensation options are exercisable through September 9, 2007 at a price of $6.50 per share, subject to in each case, to possible acceleration of the expiration date under certain circumstances.
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.
Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our results of oil and gas exploration and development activities may not result in any discovery of hydrocarbons in commercially recoverable quantities or the assignment of any reserves to hydrocarbons that are discovered.. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253           email: info@geoglobal.com
fax:      403-777-9199           website: www.geoglobal.com